UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the registrant 
Filed by a party other than the registrant 

Check the appropriate box:

	Preliminary proxy statement

	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

□	Definitive proxy statement.

√	Definitive additional materials.

	Soliciting material under Rule 14a-12.

Northern Lights Fund Trust II
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

	☑	No fee required.

		Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:
	Fee paid previously with materials.

	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

AL FRANK FUND
71 South Wacker Drive, Suite 1860

Chicago, IL 60606

REMINDER

Dear Valued Shareholder,

We need your help. We recently mailed to you proxy materials for the upcoming September 7th special meeting of shareholders of the Al Frank Fund (the “Fund”). You are a significant shareholder, and your proxy vote is critical. If you have not yet cast your important proxy vote, please help us by doing so today. We’ve enclosed another copy of your proxy card for your convenience.

As described in detail in the proxy statement, shareholders of the Fund are being asked to vote on a new investment advisory agreement between the Northern Lights Fund Trust II (the “Trust”), on behalf of the Fund, and Kovitz Investment Group Partners, LLC (the “Adviser”), the Fund’s current investment adviser. Please refer to the combined Proxy Statement/Prospectus, which can be found at: https://vote.proxyonline.com/alfrank/docs/2023special.pdf

The Board of Trustees of the Fund believes that the proposal is in the best interests of shareholders and recommends that shareholders vote “FOR” the proposal.

If you have any proxy related questions, or would like to cast your vote by phone, please call 1-866-416-0565 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

Please help us by casting your vote today.

Sincerely,

Kevin Wolf

President

Northern Lights Fund Trust II

How do I vote? There are four convenient methods for casting your important vote:

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-866-416-0565. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

2. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3. Vote online: You may cast your vote by visiting the web address located on the attached proxy card(s) and following the instructions on the website.

4. Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

NOBO/registered